Datakey, Inc.
                            407 West Travelers Trail
                            Burnsville, MN 55337-2554

October 29, 1999

Mr. Austin Marxe
Special Situations
153 East 53rd Street, 51st Floor
New York, NY 10022

Dear Austin:

The purpose of this letter is to confirm our understanding with respect to the conversion of outstanding shares of Series A Convertible Preferred Stock (the "Preferred Stock"), with 58,544 shares held by Special Situations Private Equity Fund, L.P. and 15,823 held by Special Situations Technology Fund, L.P. (collectively referred to as the Special Situations Funds). In exchange for the issuance of an aggregate of 940,000 shares of Common Stock to the Special Situations Funds, the Special Situations Funds agree (i) to surrender all outstanding shares of Preferred Stock, thereby releasing the Company of any dividend obligations and antidilution adjustment, and (ii) to surrender all warrants held by the Special Situations Funds to the Company, again forfeiting any antidilution or other adjustments that may result due to Datakey's current private placement described below or otherwise. As additional consideration for the issuance of the Common Stock, the Special Situations Funds agree to execute a waiver of any and all rights they have or might have to bring any action against the Company and its affiliates, whether for damages or equitable remedies, arising out of either their purchase of securities in the May 1998 offering or relating to Datakey's 1999 private offering of Common Stock and warrants.

Datakey also agrees to register the 940,000 shares to be issued to the Special Situations Funds either by filing, by November 15, 1999, an amendment to the Form S-3 originally filed on June 12, 1998 or by filing a new registration statement on Form S-3 to cover the resale of such shares.

You, as a representative of the Special Situations Funds, acknowledge that Special Situations Funds are aware of the current private offering Datakey, Inc. is conducting for up to $1,500,000 through the sale of Common Stock at $1.25 per share, with each share accompanied by one warrant to purchase one share of Common Stock at an exercise price of $1.25 per share. You also acknowledge on behalf of Special Situations Funds that you have had an opportunity to review documents, including the private placement memorandum relating thereto, or ask any questions related to such offering. In addition, you agree that the issuance of Common Stock pursuant to this letter agreement is contingent upon the closing of a minimum of $750,000 pursuant to such private placement.

Please sign below to indicate agreement with the terms set forth in this letter.

Sincerely,

/s/ Carl Boecher
Carl Boecher
President and CEO


Special Situations Private                 Special Situations Technology
  Equity Fund, L.P.                          Fund, L.P.


By /s/ Austin Marxe                        By /s/ Austin Marxe
Its Managing Director                      Its Managing Director